EXHIBIT 10.5

DEVELOPMENT AGREEMENT BETWEEN

AIRCOM PACIFIC, INC. ("AIRCOM")

AND

PRICEPLAY.COM, INC. ("PRICEPLAY")

This Agreement is made on February 10, 2015 (the "Effective Date"), between:

Aircom Pacific, Inc., a company incorporated under the laws of California ("Aircom") and Priceplay.com, Inc., a company incorporated under the laws of Priceplay ("Priceplay");

WHEREAS:

(A) Aircom possess expertise and know-how relating to PICO projector and DLP technology;

(B) Aircom has developed a concept design to apply PICO projector and DLP technology on seats in airplanes to render a much larger display screen than traditional LCD or LED screens (the "AirCinema Design Concept");

(C) Priceplay desires Aircom to develop commercially viable prototype seats incorporating the AirCinema Design Concept, (hereinafter referred to as the 'Work''); and

(D) Aircom is willing to develop the Work under the terms and conditions hereinafter set forth.

NOW, THEREFORE the Parties hereto agree as follows:

1	DEFINITIONS

1.1	"Party or Parties" Aircom and Priceplay are referred to herein individually as a "Party" and collectively as "Parties".

1.2	"Intellectual Property Rights" means patents, patent applications, utility models, copyrights, trade secrets, "Know-How”, inventions, discoveries, ideas, techniques, technical information, procedures, manufacturing or other processes and software, design, trademarks, service marks, trade names or other intellectual, industrial or intangible property of any nature.

1.3	"Work" refers to the airplane seat design and prototype incorporating the AirCinema Design Concept to be developed in accordance with the terms and conditions of this Agreement.

1.4	"Deliverables" shall mean any items developed in connection with this Agreement which shall be delivered to Priceplay in accordance with the terms of this Agreement.

1.5	"Completion" shall mean the conclusion of the Paris Air Show 2015 during which the prototype AirCinema Work is displayed by Aircom.

1.6	"AirCinema Concept Design" shall mean the conceptual design of airplane seats incorporating PICO projector and DLP technology.

1.7	"Development'' shall mean the development and other work to be performed by Aircom or Priceplay hereunder.

1

2	DEVELOPMENT

2.1	Aircom shall perform the Development using its commercially reasonable efforts and with the reasonable degree of proficiency, skill, diligence and accuracy and observing the professional standards. Aircom shall utilize the most up to date state-of-the-art techniques available to Aircom. Aircom shall ensure that the Development is performed in accordance with all applicable laws, rules and regulations. Aircom shall be responsible for obtaining all necessary and appropriate approvals from relevant authorities.

2.2	Aircom shall use the personnel of Aircom and its affiliates for performing the Development. Aircom will also retain sub-contractors or other third parties to perform the Development. Retaining sub-contractors or other third parties to provide the Development shall in no way affect or diminish Aircom's responsibilities under this Agreement and Aircom shall ensure that any such sub-contractors or third parties abide by the terms of this Agreement.

2.3	The parties acknowledge that Aircom is negotiating a Master Design Services Agreement and a related Statement of Work to engage Nonobject Inc., a California corporation located in Palo Alto, California ("Nonobject"), to assist Aircom in the Development. Nonobject's primary responsibility would be to render design of seats that are compatible to the AirCinema Design Concept.

2.4	Aircom will work closely with Nonobject to fine tune the seat design and to engage a model make to produce prototypes for exhibition at the Paris Air Show scheduled during June 15 through June 21, 2015.

2.5	Aircom will be principally responsible for incorporating PICO projector and DLP technology into the prototypes, including sourcing the light engines of the projectors and all related hardware and software matters.

2.6	Aircom will be principally responsible for displaying the finished prototype at the Paris Air show.

2.7	Priceplay shall be entitled to introduce modifications to the Development. If any such modifications will have a material impact on the costs of the Development, the Parties shall confer in good faith to adjust the Total Development Fee (as defined below) and the payment schedule accordingly.

In the event that the Parties cannot agree on the price adjustment, Aircom shall not be obligated to incorporate any such modifications.

2

3	PRICING AND PAYMENT

3.1	Priceplay agrees to pay Aircom a total, all inclusive fees of $600,000 (the "Total Development Fee") to be paid in accordance with Paragraphs 3.2 and 3.3 below.

The Total Development Fee is derived based on the following budget:

Nonobject Design Fees	$300,000
Nonobject Expenses	$20,000
Prototype Production Costs	$120,000
Light Engine/ including development works	$10,000
Aircom Fees and Expenses (including all costs)	$15,0000
Total	$600,000

The Parties acknowledge and agree that the budget set forth above is the best information available as of the date of this Agreement and the Parties agree that the Total Development Fee of $600,000 shall be the final contract price so long as none of the actual costs of any listed item vary from the budget amount by more than the higher of 10% or $5,000. In the event that the actual costs of any item vary from the budget amount by more than the higher of 10% or $5,000, the Parties agree to confer in good faith to adjust the Total Development Fee.

Aircom shall be responsible to pay all subcontractors and all costs and expenses incurred in developing the Work, including, without limitation, all costs relating to the Paris Air Show.

3.2	Upon completion of the seat design and commencement of the production of prototype product incorporating the Work, Priceplay shall pay to Aircom 90% of the Total Development Fee.

3.3	On or before June 15, 2015 (the first day of the Paris Air Show), Priceplay shall pay to Aircom the remaining 10% of the Total Development Fee.

3.4	Aircom shall bear the cost of any and all applicable taxes, including profit, sales, use, excise or similar taxes. If, in accordance with any applicable laws, any withholding or other similar tax is imposed by any public authority on any amount to be remitted by Priceplay to Aircom, Priceplay shall be entitled to deduct or cause the deduction of the amount of such taxes.

4	DISCLAIMER OF WARRANTIES

4.1	BECAUSE OF THE DEVELOPMENT OF THE WORK IS EXPERIMENTAL IN NATURE, THE WORK AND ANY DELIVERABLES WILL BE DELIVERED TO PRICEPLAY "AS IS", WITHOUT ANY WARRANTIES, EXPRESS, IMPLIED OR STATUTORY WHATSOEVER, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

5	CONFIDENTIAL INFORM ATION

5.1	Receipt of Confidential Information. Each party acknowledges that in connection with this Agreement, it may receive confidential or proprietary technical and business information and materials of the other party or the agents or clients of the other party, including but not limited to specifications, drawings, sketches, models, samples, data, computer programs, reports. work product, documentation, source code or object code ("Confidential Information"). The terms of this Agreement are deemed Confidential Information, but either party shall have the right to disclose the terms of this Agreement to attorneys, government agencies, financial advisors and potential investors, provided such entity is under an obligation of confidentiality substantially similar to this Section 5 with respect to the Confidential Information.

3

5.2	Duty to Maintain Confidentiality. The receiving party agrees: (i) to hold and maintain in strict confidence the Confidential Information of the disclosing party and not to disclose it to any third party other than the receiving party's employees and contractors who have a need to know and have executed confidentiality agreements with the receiving party substantially similar to this Section 6; (ii) to protect the Confidential Information of the disclosing party from disclosure with the same degree of care the receiving party uses to protect its own proprietary information similar in nature, but in no event less than a reasonable degree of care; (iii) not to use any Confidential Information of the disclosing party except as permitted by this Agreement; and (iv) to return Confidential Information of the disclosing party promptly upon the disclosing party's written request.

5.3	Exceptions. Confidential Information does not include any information that (i) is or becomes part of the public domain through no fault of the receiving party; (ii) is disclosed by the disclosing party to others without restriction on its use and disclosure; (iii) becomes known to the receiving party without restriction from a source other than the disclosing party who is not in breach of a confidentiality agreement with the disclosing party; (iv) is disclosed by the receiving party with the prior written permission of the disclosing party; (v) is independently developed by the receiving party without reference to or reliance on such Confidential Information; or (vi) is required by applicable law or government regulation to be disclosed by the receiving party, provided the receiving party gives the other party reasonable advance notice of such disclosure.

5.4	Injunctive Relief. The parties acknowledge that any breach or threatened breach of the obligations of confidentiality contained in this Section 5 may cause substantial harm to the non-breaching party that may not be reasonably or adequately compensated with monetary damages. Accordingly, the parties recognize and consent to each party's right to seek injunctive relief in connection with such breach or threatened breach, in addition to any other available remedies.

6	INTELLECTUAL PROPERTY RIGHTS

6.1	Ownership of Work. Subject to fulfillment of Priceplay's payment obligations hereunder, the Parties shall jointly own all right, title and interest in and to the Development and the Work delivered to Priceplay (but excluding any materials provided by Aircom for incorporation into the Work. including the trademark "AirCinema", which shall be the sole property of Aircom), together with any and all copyrights, trademark rights, trade secret rights, inventions, patent rights and design rights with respect thereto. whether registered or unregistered, and including any application for registration for any of the foregoing (the "Joint Intellectual Property Rights"). If, with respect to any particular results of Work hereunder, Aircom cannot assign such joint right, title and interest to Priceplay, then Aircom grants to Priceplay a worldwide, perpetual, irrevocable, royalty-free, nonexclusive and non-assignable license, with right to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such results.

4

6.2	Retained Rights. Notwithstanding any other provision of this agreement, Aircom shall retain all right, title and interest in and to, including any Intellectual Property Rights with respect to (i) any deliverables not accepted by Priceplay and any research, items and information created by Aircom or it licensors prior to the Effective Date or independently of the Work (and any derivative works, modifications and enhancements thereto), (ii) the AirCinema Design Concept and the trademark "AirCinema" and (iii) any information, designs or know-how which is created by Aircom in connection with the Work (or partially in connection with the Work) and which is generally applicable, non-Priceplay specific and represents materials or functionality already readily available to the public (collectively, "Aircom Materials"). Subject to fulfillment of Priceplay's payment obligations hereunder, Aircom hereby grants Client a worldwide, perpetual, irrevocable, royalty-free, nonexclusive and non-assignable license to use Aircom Materials solely as incorporated into the Deliverables provided by Aircom for production, marketing and promotion of same.

6.3	Patents. Any patentable Joint Intellectual Property Right shall (unless any co-owner decides not to participate in patenting) be applied for and taken out in the joint names of the Parties, and the Parties shall make such arrangements between them for the upkeep and abandonment of the patents. A non-patenting co-owner shall be entitled to a non- exclusive, royalty-tree and non-assignable license in relation to the patented invention but shall not be entitled to any royalty income (including recovery from infringement) from third parties.

6.4	Assignment and Licensing of Joint Intellectual Property Rights. If any Party wishes to grant a license of any Joint Intellectual Property Right to a third party, it shall advise in advance in writing to the other Party, who must agree with such license in writing, which agreement shall not be unreasonably withheld. If both Parties agree to such license, a financial arrangement will be made between them to take account of the respective contributions of the Parties to the license. The restriction on assignment and licensing set forth in this Paragraph 6.4 shall not be applicable to the commercial deployment of the Joint Intellectual Property Rights as set forth in Paragraph 6.5 below.

6.5	Commercial Deployment of Joint Intellectual Property Rights. Either Party shall be permitted to, directly or indirectly through an affiliate, use the Joint Intellectual Property Rights to develop products or derivative works for sale provided that the Party making use of the Joint Intellectual Property Rights (the "Deploying Party") pays the other Party a royalty fee as follows:

(a)If Aircom is the Deploying Party, Aircom shall pay Priceplay a royalty fee equal to (i) $200 per seat for the first 3,000 seats sold, and (ii) $50 per seat thereafter; and

(b)If Priceplay is the Deploying Party, Priceplay shall pay Aircom a royalty fee equal to (i) $0 per seat for the first 3,000 seats sold, and (ii) $50 per seat thereafter.

The Deploying Party shall be permitted to deploy the Joint Intellectual Property Rights in joint venture with a third party so long as the Deploying Party actively participate in the activities of such joint venture (as opposed to a mere licensing of the intellectual property rights, in which case, Paragraph 6.4 shall apply).

5

6.6

Cooperation. Each Party hereby agrees to perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to evidence, perfect and enforce the rights of the Parties stated in this Section 6. Except as and to the extent otherwise provided in this Agreement, neither this Agreement nor the performance of Work hereunder shall give either Party any ownership interest in or right to any Intellectual Property Right held by the other Party.

6.7	Injunctive Relief. The Parties acknowledge that any breach or threatened breach of the rights set forth in this Section 6 may cause substantial harm to the non-breaching Party that may not be reasonably or adequately compensated with monetary damages. Accordingly, the Parties recognize. and consent to each Party's right to seek injunctive relief in connection with such breach or threatened breach, in addition to any other available remedies.

7	TERM AND TERMINATION

7.1	This Agreement shall continue until the Completion is reached, or any earlier termination date as per the provisions of this Agreement.

7.2	In the event that this Agreement is terminated, Aircom shall, subject to Priceplay paying Aircom's compensation as per this Agreement provide free access to Priceplay to obtain all relevant documentation, Deliverables and specifications from Aircom free of charge, enabling Priceplay to obtain alternative material for the Work from a third party. In such event it is incumbent on Aircom to provide to Priceplay recommendations and technical assistance in transferring the Work.

7.3	Notwithstanding any termination of this Agreement, Sections 5 (Confidential Information), 6 (Intellectual Property Rights) and 8 (General Provisions) shall survive termination of this Agreement. The termination or expiration of the term of this Agreement shall in no event affect any Party's rights or obligations that have been accrued prior to such termination or expiration.

7.4	In addition to any other provision for termination in this Agreement, this Agreement may be terminated immediately by either Party in the event of the occurrence of any of the following events by sending a written notice to the other Party by registered mail, if the other party:

(a) continues in default of any obligation imposed on it herein for more than thirty (30) days after written notice has been sent by registered mail to the other Party;

(b) is subject to liquidation, reconstruction, composition or is the subject of a petition for bankruptcy, or is otherwise unable to pay its debts.

(c) commits any act material and irreparable injury to goodwill or reputation of the first Party or a fraud on or betrayal of confidence in or criminal act against the first Party or disclosure or divulgence of the first Party's confidential information.

6

7.5	The right to terminate this Agreement shall be without prejudice to any other right or remedy of either Party in respect of the breach concerned (if any) or any other breach

7.6	Upon expiration or termination of this Agreement for any reason Aircom shall immediately:

(a) provide a full account of its performance of the Development; and

(b) deliver any undelivered Deliverables to Priceplay.

8	GENERAL PROVISIONS

8.1	This Agreement may only be amended or modified in writing by representatives of Aircom and Priceplay.

8.2	The rights and benefits of any Party under this Agreement shall not be assigned, mortgaged, charged, transferred or otherwise disposed of without the prior written consent of the other Party. Neither Party shall assign, transfer or otherwise dispose of this Agreement in whole or in part or any right or obligation thereunder to any individual, firm or corporation without the prior consent of the other Party in writing.

8.3	Neither Party shall be entitled to compensation for indirect losses, such as loss of profit, loss of use, or consequential loss.

8.4	Whenever this Agreement requires a notice to be sent to a Party, such communication shall be in writing by registered letter or fax and confirmed by registered letter, at the address given above. A notice shall be deemed to be received seven days after the other Party has dispatched it by registered letter.

8.5	In the event that one or more of the provisions hereof being subsequently declared invalid or unenforceable by court or administrative decision, such invalidity or unenforceability of any of the provisions shall not in any way effect the validity or enforceability of any other provisions hereof except those which the invalidated or unenforceable provisions comprise an integral part of or are otherwise clearly inseparable from such provisions.

8.6	Any disputes arising out of or in connection with this Agreement are to be resolved in the first instance by good faith discussions between the parties. If the dispute fails to be resolved through consultations between the parties, then the dispute shall be referred to and finally resolved by arbitration. The arbitration proceedings shall be conducted in San Francisco. The arbitration proceedings shall be conducted in the English language. The arbitral award shall be final and binding on all Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration shall be borne by the losing Party or Parties.

8.7	When any dispute occurs and when any dispute is under arbitration, except for the matters under arbitration, the Parties shall continue to exercise their other respective rights and fulfill their other respective obligations under this Agreement

7